Exhibit 99.1

Teladoc exceeds guidance on first quarter 2016 visits

Purchase, New York (April 8, 2016) — Teladoc, Inc. (NYSE: TDOC), the leading telehealth platform in the United States, is pleased to announce that it completed approximately 240,000 visits in the first quarter of 2016, an increase of 61 percent compared to the approximately 149,000 visits completed in the first quarter of 2015. This number surpasses the previously issued guidance on March 2, 2016 that projected total visits to be between 220,000 - 230,000.

About Teladoc

Teladoc, Inc. (NYSE: TDOC) is the nation’s first and largest telehealth platform, delivering on-demand health care anytime, from almost anywhere via mobile devices, the Internet, secure video and phone. Teladoc provides consumers with access to its network of more than 3,100 board-certified, state-licensed physicians and behavioral health professionals who provide care for a wide range of non-emergency conditions. With a median response time of less than 10 minutes, Teladoc physicians performed over 575,000 telehealth visits in 2015. Teladoc and its physicians consistently earn a 95 percent member satisfaction rating or better, and Teladoc is the first telehealth provider to be certified by the National Committee for Quality Assurance (NCQA) for its physician credentialing process.

Recognized in June 2015 by MIT Technology Review as one of the “50 Smartest Companies,” Teladoc works with health plans, employers, organizations and individuals to provide access to affordable, high-quality health care on-demand. Teladoc is transforming the access, cost and quality dynamics of health care delivery. For more information, please visit teladoc.com, twitter.com/teladoc, facebook.com/teladoc or linkedin.com/teladoc.

Investor Relations Contact:

Bob East

Westwicke Partners

443.213.0500

teladoc@westwicke.com

Media Contact:

Patty Sullivan

469-294-5096

pr@teladoc.com